March 7, 2005

S. Trezevant Moore, Jr.
113 Woods Lane
Radnor, Pennsylvania 19087

RE: OFFER OF EMPLOYMENT

Dear Trez:

On behalf of Luminent Mortgage Capital, Inc. (the “Company”). I am very pleased to offer you the position of President and Chief Operating Officer. In this position, you will report directly to the Company Chairman and Chief Executive Officer. This letter clarifies and confirms the terms of your employment with the Company.

1. START DATE

Unless we mutually agree otherwise, you will commence employment on March 9, 2005 (the “Start Date”).

2. SALARY

Your starting salary will be at an annual rate of $300,000, payable on the 15th and 30th of each month in accordance with the Company’s standard payroll practice and subject to applicable withholding taxes. Because your position is exempt from overtime pay, your salary will compensate you for all hours worked. Your base salary will be reviewed annually by the Board of Directors or its Compensation Committee, and any increases will be effective as of the date determined by the Board or its Compensation Committee.

3. BONUS

Your first year bonus will be paid at an annualized rate of $300,000, payable on or before December 31, 2005.

4. RESTRICTED STOCK GRANT

Our compensation structure is weighted towards equity ownership because we believe we will create the most value for the Company and its shareholders over time by having employees think and act like, and therefore be, owners. To this end, and subject to Board of Directors’ approval, you will be granted 125,000 restricted shares of Luminent common stock, which will vest ratably over four years of your employment at the Company. The grant price of your restricted stock grant will be the fair market value per share of such stock on the later of the Start Date or the date that the Board of Directors approves your grant.

5. PERFORMANCE BONUS AND STOCK GRANT

You are eligible to earn an incentive stock grant, in the form of restricted shares, of 50,000 shares of Luminent common stock upon achieving the Performance Trigger, which will be subject to the vesting described below. The Performance Trigger for this grant will occur when the closing market price per share of Luminent common stock exceeds 135% of the Company’s most recent month-end GAAP book value per share of Luminent’s common stock for a period of thirty calendar days. Once this performance trigger is achieved, one thirty-sixth of the grant will vest each month in which the month-end closing market price per share of Luminent common stock exceeds 135% of the Company’s month-end GAAP book value per share of Luminent’s common stock. This incentive stock grant will expire on the seventh anniversary of your Start Date.

6. BENEFITS

You will also be entitled, during the term of your employment, to such vacation, medical and other employee benefits as the Company may offer its executive officers from time to time, subject to applicable eligibility requirements. The Company does reserve the right to make any modifications in the benefits package that it deems appropriate. The Company will provide you with four weeks paid vacation per year during the term of your employment. You are also eligible to participate in Luminent’s 401(k) retirement plan and to enroll in our major medical plan.

7. EMPLOYMENT AT WILL

If you accept our offer of employment, you will be an employee-at-will, meaning that either you or the Company may terminate our relationship at any time for any reason, with or without cause. Any statements to the contrary that may have been made to you by the Company, its agents, or representatives are superseded by this offer letter.

8. CONFIDENTIALITY, NON-COMPETITION AND INVENTION ASSIGNMENT AGREEMENT

As a condition of your employment pursuant to this offer letter, we do require that you sign a Confidentiality, Non-competition and Invention Assignment Agreement which will be provided to you on your Start Date.

9. BOARD OF DIRECTORS MEMBERSHIP

Although Board of Directors membership is not an immediate provision of this offer letter, it is reasonable to assume that frequent Board interaction is required. It is anticipated that the Board will consider appointing you as, or nominating you for election as, a director at a future date.

10. ADDITIONAL PROVISIONS

Your employment pursuant to this letter is also contingent upon your submitting the legally required proof of your identity and authorization to work in the United States.

The terms described in this letter, if you accept this offer, will be the terms of your employment, and this letter supersedes any previous discussions or offers. Any additions or modifications of these terms would have to be in writing and signed by you and an officer of the Company.

If you wish to accept employment with the Company, please indicate so by signing both copies of this letter, retaining one for your files and returning the other to Gail Seneca on or before March 8, 2005, upon which date this offer will expire.

We are very excited about the possibility of your joining us. I hope that you will accept this offer and look forward to a productive and mutually beneficial working relationship. Please let me know if I can answer any questions for you about any of the matters outlined in this letter.

Sincerely,

/s/ GAIL P. SENECA

Gail P. Seneca
Chairman and Chief Executive Officer

I do hereby accept this offer of employment.

/s/ S. TREZEVANT MOORE, JR. March 8, 2005

S. Trezevant Moore, Jr. Date